Exhibit 99.1

ORBITAL ANNOUNCES THIRD QUARTER 2013 FINANCIAL RESULTS

— Orbital Reports Strong Third Quarter Earnings and Cash Flow —

 — Company Also Completes Several Major Operational Events in Quarter —

(Dulles, VA 17 October 2013) — Orbital Sciences Corporation (NYSE: ORB) today reported its financial results for the third quarter of 2013.  Third quarter 2013 revenues were $322.0 million, compared to $372.9 million in the third quarter of 2012.  Third quarter 2013 operating income was $25.6 million, or 8.0% operating margin, compared to $31.3 million, or 8.4% operating margin, in the third quarter of 2012.

Net income was $15.6 million, or $0.26 diluted earnings per share, in the third quarter of 2013, compared to net income of $19.5 million, or $0.33 diluted earnings per share, in the third quarter of 2012.  Orbital's free cash flow* in the third quarter of 2013 was positive $31.5 million compared to negative $20.8 million in the third quarter of 2012.

Mr. David W. Thompson, Orbital's Chairman and Chief Executive Officer, said, "Orbital generated good profit margins and strong free cash flow in the third quarter, even though revenues were lower on reduced satellite production activity.  The company also successfully completed several important operational events during the quarter, including the second successful launch of our Antares medium-class rocket and the first flight of the Cygnus cargo logistics spacecraft.  In addition, Orbital received about $450 million in new orders and option exercises, boosting year-to-date new business volume to approximately $1.75 billion."

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* "Free cash flow" is a non-GAAP financial measure.  For additional details concerning this measure, please refer to the sections of this press release entitled "Cash Flow" and "Disclosure of Non-GAAP Financial Measure."

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Orbital Sciences Corporation s 45101 Warp Drive, Dulles, VA 20166 s 703-406-5000

Orbital Announces Third Quarter 2013 Financial Results

Financial Highlights

	Third Quarter		First Nine Months
($ in millions, except per share data)	2013	2012	2013	2012
Revenues	$322.0	$372.9	$989.9	$1,082.2
Operating Income	25.6	31.3	83.0	81.3
Net Income	15.6	19.5	51.4	47.1
Diluted Earnings Per Share	$0.26	$0.33	$0.85	$0.79

Revenues decreased $50.9 million, or 14%, in the third quarter of 2013 compared to the third quarter of 2012.  Revenues declined $41.4 million in the satellites and space systems segment and $12.8 million in the launch vehicles segment.  Advanced space programs segment revenues were up $1.1 million and intersegment revenue eliminations were down $2.2 million.

Operating income decreased $5.7 million, or 18%, in the third quarter of 2013 compared to the third quarter of 2012.  Operating income declined $4.1 million in the satellites and space systems segment and $3.6 million in the advanced space programs segment.  Operating income increased $2.0 million in the launch vehicles segment.

Net income in the third quarter of 2013 was $15.6 million, or $0.26 diluted earnings per share, compared to $19.5 million, or $0.33 diluted earnings per share, in the third quarter of 2012.  The reduction in net income reflected the decline in revenues and operating income, partially offset by a $1.4 million reduction in interest expense as a result of a debt refinancing transaction in the fourth quarter of 2012.  In addition, Orbital's effective income tax rate was 37% in the third quarter of 2013 compared to 33% in the third quarter of 2012 that reflected a favorable research and development tax credit adjustment.

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Orbital Announces Third Quarter 2013 Financial Results

Segment Results

Launch Vehicles

	Third Quarter			First Nine Months
($ in millions)	2013	2012	% Change	2013	2012	% Change
Revenues	$127.9	$140.7	(9%)	$396.2	$393.1	1%
Operating Income	11.3	9.3	22%	33.8	26.3	29%
Operating Margin	8.8%	6.6%		8.5%	6.7%

Launch vehicles segment revenues decreased $12.8 million in the third quarter of 2013 compared to the third quarter of 2012 due to decreased activity levels on space launch vehicles and target launch vehicles, partially offset by increased activity on missile defense interceptors.

Segment operating income increased $2.0 million in the third quarter of 2013 compared to the third quarter of 2012, despite the decrease in revenues, primarily due to increased activity on missile defense interceptors and profit improvements on certain target launch vehicle and space launch vehicle contracts.  Segment operating margin increased principally due to the profit improvements on target launch vehicle and space launch vehicle contracts.

Satellites and Space Systems

	Third Quarter			First Nine Months
($ in millions)	2013	2012	% Change	2013	2012	% Change
Revenues	$88.1	$129.5	(32%)	$282.7	$370.9	(24%)
Operating Income	8.1	12.2	(34%)	29.6	30.1	(2%)
Operating Margin	9.2%	9.4%		10.5%	8.1%

Satellites and space systems segment revenues decreased $41.4 million in the third quarter of 2013 compared to the third quarter of 2012 primarily due to decreased activity on commercial communications satellite contracts.  The reduction in satellite contract activity was attributable to the completion of several satellites during the past twelve months and the delayed start-up of new commercial satellite contracts.

Segment operating income decreased $4.1 million in the third quarter of 2013 compared to the third quarter of 2012 largely consistent with the decrease in segment revenues.  Segment operating margin decreased marginally.

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Orbital Announces Third Quarter 2013 Financial Results

Advanced Space Programs

	Third Quarter			First Nine Months
($ in millions)	2013	2012	% Change	2013	2012	% Change
Revenues	$121.3	$120.2	1%	$351.2	$368.1	(5%)
Operating Income	6.2	9.8	(37%)	19.6	27.0	(27%)
Operating Margin	5.1%	8.2%		5.6%	7.3%

Advanced space programs segment revenues increased $1.1 million in the third quarter of 2013 compared to the third quarter of 2012 primarily due to activity on new contracts awarded in 2013, partially offset by decreased activity on the International Space Station (ISS) Commercial Resupply Services (CRS) contract and a favorable contract closeout adjustment in the third quarter of 2012.

Segment operating income decreased $3.6 million and segment operating margin declined in the third quarter of 2013 compared to the third quarter of 2012 principally due to the favorable contract closeout adjustment noted above.

Cash Flow

	Third Quarter	First Nine Months
($ in millions)	2013	2013
Net Cash Provided by Operating Activities	$39.2	$31.8
Capital Expenditures	(7.7)	(27.5)
Free Cash Flow	31.5	4.3
Other, Net	(0.9)	4.7
Net Increase in Cash	30.6	9.0
Beginning Cash Balance	210.7	232.3
Ending Cash Balance	$241.3	$241.3

New Business Highlights

In the third quarter of 2013, Orbital recorded approximately $400 million in new firm and option contract bookings.  In addition, the company received approximately $50 million of option exercises under existing contracts.  As of September 30, 2013, the company's firm contract backlog was approximately $2.0 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $5.4 billion.

Operational Highlights

In the third quarter of 2013, the company carried out six major space missions and launched four research rockets.  The quarter was highlighted by the Commercial Orbital Transportation Services (COTS) demonstration mission that included the second successful launch of the

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Orbital Announces Third Quarter 2013 Financial Results

company's Antares medium-class space launch vehicle from NASA's Wallops Flight Facility and the first deployment of the company's new Cygnus cargo logistics spacecraft.  The Cygnus spacecraft successfully rendezvoused and berthed with the ISS on September 29 and is due to depart from the station on October 22.  Also in the third quarter, Orbital carried out the inaugural flight of the Minotaur V rocket, which successfully launched NASA's LADEE lunar orbiting spacecraft.  The Minotaur V launch was the 24th mission for the Minotaur family of rockets since 2000, all of which have been successful.  In addition, Orbital's missile defense interceptor rocket was successfully launched in support of a U.S. government test of the long-range Ground-based Midcourse Defense (GMD) system.  The company also carried out the first two Coyote naval target missile launches for the Australian Navy and launched four scientific research rockets for NASA.

For the remainder of 2013, Orbital is currently scheduled to launch the first of eight operational cargo delivery missions to the ISS in December under its CRS contract with NASA.  This mission will include the third flight of the Antares rocket and the second flight of the Cygnus spacecraft.  The company also plans to launch a Minotaur I rocket for the U.S. Air Force and deploy up to three commercial communications satellites.  In addition, two Coyote naval target missiles and four or five research rockets are expected to be launched.  In total, by year end Orbital expects to have carried out space missions or product deliveries to customers at a pace of approximately one per week, making 2013 one of the busiest years in the company's history.

2013 Financial Guidance

The company updated its financial guidance for 2013 as follows:

	Current	Previous
Revenues ($ in millions)	$1,375 - $1,400	$1,375 - $1,425
Operating Income Margin	7.50% - 8.00%	7.50% - 8.00%
Diluted Earnings per Share	$1.05 - $1.15	$1.05 - $1.15
Free Cash Flow ($ in millions)	$0 - $20	$0 - $20

2014 Preliminary Outlook

Due to the current uncertainties about U.S. Government budget levels, funding priorities and contract timing, Orbital has deferred providing specific financial guidance for 2014 at this time.  However, at present the company's preliminary outlook for 2014 shows revenue growth of approximately 5% as compared to forecasted full-year 2013 results with modestly lower operating income margin on reduced satellite profitability.  Free cash flow is expected to improve significantly to approximately $100 million in 2014.  This preliminary outlook for next year is based on a variety of assumptions about future business conditions and operational events, including new business bookings, U.S. Government budget levels and tax policies, and progress on major development and production programs.

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Orbital Announces Third Quarter 2013 Financial Results

Disclosure of Non-GAAP Financial Measure

We define free cash flow as GAAP (U.S. Generally Accepted Accounting Principles) net cash provided by (used in) operating activities less capital expenditures for property, plant and equipment.  A reconciliation of free cash flow to net cash provided by (used in) operating activities is included above in the section entitled "Cash Flow."  Management believes that the company's presentation of free cash flow is useful because it provides investors with an important perspective on the company's liquidity, financial flexibility and ability to fund operations and service debt.

Orbital does not intend for the above non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure.  Other companies may define this measure differently.

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company's primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles.  Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.  More information about Orbital can be found at http://www.orbital.com.

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Orbital Announces Third Quarter 2013 Financial Results

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, those related to our financial outlook, liquidity, goals, business strategy, projected plans and objectives of management for future operating results and forecasts of future events.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements often include the words "anticipate," "forecast," "expect," "believe," "should," "will," "intend," "plan" and words of similar substance.  Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, including the impact of  sequestration under the Budget Control Act of 2011, new product development programs, the availability of key product components, product performance and market acceptance of products and technologies, achievement of contractual milestones, government contract procurement and termination risks and income tax rates, as well as other risk factors and business considerations described in the company's SEC filings, including its annual report on Form 10-K, may materially impact Orbital's actual financial and operational results.  Orbital assumes no obligation for updating the information contained in this press release.

A transcript of the earnings teleconference call will be available on Orbital's website at http://www.orbital.com/Investor.

Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com

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Orbital Announces Third Quarter 2013 Financial Results

ORBITAL SCIENCES CORPORATION
Consolidated Income Statements
(in thousands, except per share data)

	Third Quarter		First Nine Months
	2013	2012	2013	2012

Revenues	$321,976	$372,882	$989,870	$1,082,180
Cost of revenues	247,070	284,288	752,477	833,338
Research and development expenses	23,146	32,913	78,470	82,721
Selling, general and administrative expenses	26,154	24,368	75,904	84,869
Income from operations	25,606	31,313	83,019	81,252
Interest income and other	230	61	1,272	694
Interest expense	(1,143)	(2,517)	(3,438)	(8,564)
Income before income taxes	24,693	28,857	80,853	73,382
Income taxes	(9,141)	(9,405)	(29,421)	(26,323)
Net income	$15,552	$19,452	$51,432	$47,059

Basic income per share	$0.26	$0.33	$0.85	$0.79
Diluted income per share	0.26	0.33	0.85	0.79

Shares used in computing basic income per share	60,328	59,211	60,056	59,049
Shares used in computing diluted income per share	60,530	59,505	60,337	59,356

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Orbital Announces Third Quarter 2013 Financial Results

ORBITAL SCIENCES CORPORATION
Segment Information
(in millions)

	Third Quarter		First Nine Months
	2013	2012	2013	2012
Revenues:
Launch Vehicles	$127.9	$140.7	$396.2	$393.1
Satellites and Space Systems	88.1	129.5	282.7	370.9
Advanced Space Programs	121.3	120.2	351.2	368.1
Eliminations	(15.3)	(17.5)	(40.2)	(49.9)
Total Revenues	$322.0	$372.9	$989.9	$1,082.2

Income from Operations:
Launch Vehicles	$11.3	$9.3	$33.8	$26.3
Satellites and Space Systems	8.1	12.2	29.6	30.1
Advanced Space Programs	6.2	9.8	19.6	27.0
Corporate and Other	—	—	—	(2.1)
Total Income from Operations	$25.6	$31.3	$83.0	$81.3

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Orbital Announces Third Quarter 2013 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2013	2012
Assets
Cash	$241,311	$232,324
Receivables	542,096	499,222
Inventories	64,665	61,251
Deferred income taxes, net	31,014	38,216
Other current assets	11,945	17,810
Total current assets	891,031	848,823
Investments	9,600	9,200
Property, plant and equipment, net	247,644	251,360
Goodwill	71,260	75,261
Other non-current assets	25,445	26,810
Total Assets	$1,244,980	$1,211,454

Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$256,589	$257,113
Deferred revenues and customer advances	27,103	62,098
Current portion of long-term obligations	8,236	7,500
Total current liabilities	291,928	326,711
Long-term debt	136,875	143,236
Deferred income taxes, net	24,070	10,879
Other non-current liabilities	17,142	17,082
Total stockholders' equity	774,965	713,546
Total Liabilities and Stockholders' Equity	$1,244,980	$1,211,454

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Orbital Announces Third Quarter 2013 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Third Quarter	First Nine Months
	2013	2013

Net income	$15,552	$51,432
Depreciation and amortization	10,766	31,024
Deferred income taxes	6,521	20,214
Changes in assets and liabilities	6,194	(74,259)
Other	207	3,381
Net cash provided by operating activities	39,240	31,792
Capital expenditures	(7,696)	(27,529)
Proceeds from settlement	—	4,000
Net cash used in investing activities	(7,696)	(23,529)
Principal payments on long-term obligations	(1,875)	(5,625)
Net proceeds from issuance of common stock and other	951	6,349
Net cash (used in) provided by financing activities	(924)	724
Net increase in cash	30,620	8,987
Cash, beginning of period	210,691	232,324
Cash, end of period	$241,311	$241,311

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